File No. 70-8969

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


               PRE EFFECTIVE AMENDMENT NO. 1 TO THE
                             FORM U-1
                   APPLICATION AND DECLARATION
                            UNDER THE
            PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       UNITIL CORPORATION
                       6 Liberty Lane West
                  Hampton, New Hampshire  03482
           (Name of companies filing this statement and
             address of principal executive offices)

                        UNITIL CORPORATION
             (Name of top registered holding company
              parent of each applicant or declarant)

                          Gail A. Siart
                            Treasurer
                        UNITIL CORPORATION
                       6 Liberty Lane West
                  Hampton, New Hampshire  03482
             (Name and address of agent for service)

          The Commission is requested to mail copies of all orders, notices and communications to:

                      William S. Lamb, Esq.
              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                       125 West 55th Street
                  New York, New York  10019-5389


          Unitil Corporation hereby amends its
Application/Declaration on Form U-1 (File No. 70-8969) for the purpose of amending Item 6 thereto as set forth below. In all other respects, the Application/Declaration as previously filed will remain the same.

Item 6.   EXHIBITS AND FINANCIAL STATEMENTS
     a.   Exhibits
     C-1 Draft Registrations Statement on Form S-3 (previously filed)
     F-1  Opinion of Counsel
     G-1  Form of Public Notice (previously filed)
     b.   Financial Statements

     1. Consolidated Condensed Statement of Earnings - Three and Nine Months Ended September 30, 1996 (previously filed)

     2.   Consolidated Condensed Balance Sheet - September 30,
1996 (previously filed)

     3.   Consolidated Statements of Cash Flows - Nine Months
          Ended September 30, 1996 (previously filed)

     4.   Notes to Consolidated Condensed Financial Statements
(previously filed)



                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned companies have duly caused this Pre-Effective Amendment to the Application to be signed on their behalf by the undersigned thereunto duly authorized.

                              Unitil Corporation

                              By:  /s/ Gail A. Siart
                                   Gail A. Siart
                                   Secretary and Treasurer
                                     Unitil Corporation
                                   Vice President and Treasurer
                                     Unitil Resources, Inc.
                                   Senior Vice President
                                     Unitil Service Corp.

Date:  February 3, 1997